Exhibit 99.4

LETTER TO BROKERS, DEALERS

COMMERCIAL BANKS, TRUST COMPANIES

AND OTHER NOMINEES

Offer by

EXELON XCHANGE CORPORATION

to Exchange

for

Each Outstanding Share of Common Stock

of

NRG ENERGY, INC.

0.485 of a Share of Common Stock

of

EXELON CORPORATION

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JANUARY 6, 2009, UNLESS THE OFFER IS EXTENDED. SHARES TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION OF THE OFFER TO EXCHANGE, BUT NOT DURING ANY SUBSEQUENT OFFERING PERIOD.

November 12, 2008

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been engaged and appointed by Exelon Xchange Corporation, a Delaware corporation (“Exelon Xchange”), and a direct wholly-owned subsidiary of Exelon Corporation, a Pennsylvania corporation (“Exelon”), to act as Dealer Mangers in connection with Exelon Xchange’s offer to exchange for each outstanding share of common stock, par value $0.01 per share (collectively, the “NRG Shares”), of NRG Energy, Inc., a Delaware corporation (“NRG”), 0.485 of a share of common stock, without par value, of Exelon (the “Exelon Common Stock”) and cash in lieu of fractional shares, upon the terms and subject to the conditions set forth in the prospectus/offer to exchange, dated November 12, 2008 (the “Prospectus”), and in the related Letter of Transmittal (which, together, as each may be amended, supplemented or otherwise modified from time to time, constitute the “Offer”). Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold NRG Shares registered in your name or in the name of your nominee.

As discussed in the Prospectus, the Offer is not being made in any jurisdiction where the Offer would be illegal under the laws of such jurisdiction.

No broker, dealer, bank, trust company or fiduciary shall be deemed to be the agent of Exelon, Exelon Xchange, the Exchange Agent (as defined below), or the Information Agent (as defined below) for purposes of the Offer.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JANUARY 6, 2009, UNLESS THE OFFER IS EXTENDED.

Enclosed herewith for your information and forwarding to your clients for whom you hold NRG Shares registered in your name or in the name of your nominee are copies of the following documents:

1.	The Prospectus.

2.	The Letter of Transmittal for your use in accepting the Offer and tendering NRG Shares and for the information of your clients. Manually signed copies of the Letter of Transmittal may be used to tender NRG Shares.

3.	The Notice of Guaranteed Delivery to be used to accept the Offer if certificates evidencing NRG Shares are not immediately available, or if you cannot deliver the certificates and all other required documents to the Exchange Agent (as defined below) prior to the Expiration Date (as defined below) or complete the procedure for book-entry transfer on a timely basis.

4.	A form of the letter which may be sent to your clients for whose accounts you hold NRG Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer.

5.	Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9.

6.	A return envelope addressed to BNY Mellon Shareowner Services (the “Exchange Agent”).

Please note the following:

1.	The consideration for each NRG Share is 0.485 of a share of Exelon Common Stock, plus cash in lieu of fractional shares of Exelon Common Stock, as described in the Prospectus.

2.	The Offer is being made for all outstanding NRG Shares.

3.	The Offer and withdrawal rights will expire at 5:00 p.m., New York City time, on January 6, 2009, unless the Offer is extended (as extended, the “Expiration Date”).

4.	The Offer is conditioned upon, among other things, there having been validly tendered, and not withdrawn prior to the Expiration Date, a number of NRG Shares that, when added to the NRG Shares then owned by Exelon, Exelon Xchange and Exelon’s other subsidiaries, shall constitute at least a majority of the outstanding NRG Shares on a fully-diluted basis. Other conditions to the Offer are described in the Prospectus. See the section of the Prospectus captioned “The Offer—Conditions of the Offer.”

5.	Exchange of NRG Shares will be made only after timely receipt by the Exchange Agent of (1) certificates for such NRG Shares or a confirmation of a book-entry transfer of such Shares into the Exchange Agent’s account at the Depository Trust Company, (2) a properly completed and duly executed Letter of Transmittal, or an agent’s message (as defined in the Prospectus) in connection with a book-entry transfer and (3) any other required documents. Accordingly, tendering stockholders may receive Exelon Common Stock at different times depending upon when certificates for NRG Shares or book-entry confirmations with respect to NRG Shares and all other required documents are actually received by the Exchange Agent. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE CONSIDERATION TO BE EXCHANGED FOR NRG SHARES BY EXELON, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

6.	Any stock transfer taxes applicable to the transfer of NRG Shares to Exelon Xchange pursuant to the Offer will be paid by Exelon, except as otherwise provided in the Prospectus and the related Letter of Transmittal.

Exelon Xchange will not pay any commissions or fees to any broker, dealer or other person, other than the undersigned dealer managers, Innisfree M&A Incorporated (the “Information Agent”) and other persons described in the section of the Prospectus captioned “The Offer—Fees and Expenses”, for soliciting tenders of NRG Shares pursuant to the Offer. Upon request, Exelon Xchange will reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients.

Stockholders who wish to tender their shares of NRG Shares, but whose certificates representing NRG Shares are not immediately available or who cannot deliver their certificates representing NRG Shares and all other required documents to the Exchange Agent prior to the Expiration Date, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender their NRG Shares by properly completing and duly executing the Notice of Guaranteed Delivery pursuant to the guaranteed delivery procedures set forth herein and in “The Offer—Guaranteed Delivery” in the Prospectus.

Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed material may be obtained from, the Information Agent at the address and telephone number set forth on the back cover of the Prospectus.

Very truly yours,

Barclays Capital Inc.	ABN AMRO Incorporated	UBS Securities LLC 299 Park Avenue New York, NY 10171 Toll Free: 877-299-7215
Equity Corporate Services 745 Seventh Avenue New York, NY 10019 Toll Free: 888-610-5877	600 Steamboat Road Greenwich, CT 06830 Toll Free: 866-427-3673

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF EXELON, EXELON XCHANGE, THE DEALER MANAGERS, THE INFORMATION AGENT, OR THE EXCHANGE AGENT, OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

3